UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ZIPREALTY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZIPREALTY, INC.

2000 Powell Street, Suite 300

Emeryville, California 94608

(510) 735-2600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2011

To our Stockholders:

We are holding our 2011 annual meeting of stockholders on Thursday, June 2, 2011, at 8:00 a.m. local time. It will be held at Watergate Towers, 2200 Powell Street, Conference Room D, Emeryville, California 94608, telephone (510) 594-3100. Only stockholders of record on April 4, 2011 are entitled to notice of and to vote at our annual meeting or at any adjournment or postponement of it. The purposes of the meeting are:

1. To elect three Class I directors, each to serve for a term of three years expiring on the date of our 2014 annual meeting of stockholders or until a successor is duly elected and qualified;

2. To ratify the appointment of our independent registered public accounting firm for our fiscal year 2011; and

3. To transact any other business that may properly come before the annual meeting or any adjournment or postponement of it.

Your Board of Directors unanimously recommends that you vote to approve all of the proposals before you. Those proposals are described more fully in the accompanying proxy statement, which we urge you to read.

As described further in the enclosed proxy statement and proxy card, you can submit your vote by mailing your proxy card, or, if you are a stockholder of record, you may vote in person at the annual meeting. Please refer to the proxy statement and proxy card for additional information on how to submit your vote.

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to ensure that your shares are represented at the annual meeting by following the instructions on the enclosed proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 2, 2011:

This notice of meeting, proxy statement and proxy card, as well as our annual report to stockholders for the year ended December 31, 2010, are available at www.ziprealty.com/investor_relations.

By order of the Board of Directors,

Samantha E. Harnett

Secretary

April 21, 2011

ZIPREALTY, INC.

2000 Powell Street, Suite 300

Emeryville, California 94608

(510) 735-2600

PROXY STATEMENT

INTRODUCTION

The accompanying proxy is solicited by the Board of Directors of ZipRealty, Inc., a Delaware corporation (“we,” “us,” “ZipRealty” or the “Company”), for use at our 2011 annual meeting of stockholders to be held on Thursday, June 2, 2011, at 8:00 a.m. local time, or any adjournment thereof, for the purposes set forth in this proxy statement and the accompanying notice of annual meeting. The annual meeting will be held at Watergate Towers, 2200 Powell Street, Conference Room D, Emeryville, California 94608, telephone (510) 594-3100.

These proxy solicitation materials were first mailed on or about April 21, 2011 to all stockholders entitled to vote at our annual meeting.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders. That meeting is scheduled to take place on Thursday, June 2, 2011, at 8:00 a.m. local time. This proxy statement summarizes information concerning the proposals to be voted on at that meeting. This information will help you to make an informed vote at the annual meeting.

What proposals will be voted on at the meeting?

We have scheduled two proposals to be voted on at the meeting:

1. The election of three Class I directors, each to serve for a term of three years expiring on the date of our 2014 annual meeting of stockholders or until a successor is duly elected and qualified; and

2. The ratification of the appointment of our independent registered public accounting firm for our fiscal year 2011.

What is the voting recommendation?

Your Board of Directors recommends that you vote your shares “FOR” the election of the nominees to our Board of Directors and “FOR” the other proposal listed above.

Who is entitled to vote?

Only stockholders of record of our common stock at the close of business on April 4, 2011, which is the record date for our annual meeting of stockholders, are entitled to notice of and to vote at our annual meeting. As of the close of business on the record date, 20,536,902 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

Stockholder of record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote those shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. You may vote shares held in street name in person only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting.

Stockholder of record

You may vote by granting a proxy. Please refer to the summary voting instructions included on your proxy card. You may vote by mail by signing your proxy card and mailing it in the enclosed postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the card but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Beneficial owner

For shares held in street name, please refer to the voting instruction card included by your broker or nominee.

Can I change or revoke my vote after I submit my proxy?

Yes. You can change or revoke your vote at any time before we vote your proxy at the annual meeting.

Stockholder of record

If you are a stockholder of record you can change or revoke your vote by one of the following methods:

•	Send a written notice to our Secretary at our principal executive offices in Emeryville, California stating that you would like to revoke your proxy.

•	Complete a new proxy card and send it to our Secretary. The new proxy card will automatically replace any earlier-dated proxy card that you returned.

•	Attend the annual meeting and vote in person.

If you choose to revoke your proxy by attending the annual meeting, you must vote at the meeting in accordance with the rules for voting at the annual meeting. Attending the annual meeting will not, by itself, constitute revocation of your proxy.

Beneficial owner

If you instructed a broker or nominee to vote your shares, follow your broker or nominee’s directions for changing or revoking those instructions.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For any other proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares may also be present at a meeting as broker non-votes. Generally, broker non-votes occur when a broker holds shares in “street name” for a beneficial owner, the broker has not received voting instructions from the beneficial owner, and the broker indicates on a proxy that it does not have discretionary authority to vote on the proposal. Please note that the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” on a proposal will be treated as being present at the meeting for purpose of establishing a quorum and will also be treated as being entitled to vote on the proposal. Broker non-votes will be treated as being present at the meeting for the purpose of establishing a quorum but will not be treated as being entitled to vote on the proposal and, therefore, will not affect voting results.

The inspector of election appointed for the meeting will tabulate all votes. If you sign your proxy card or broker voting instruction card but do not provide instructions on how you wish your shares to be voted, your shares will be voted in accordance with the recommendations of the Board of Directors (“FOR” our nominees to the Board of Directors and “FOR” all other items described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each of the proposals?

With respect to the proposal to elect three directors, the three nominees for election as the Class I directors receiving the greatest number of “FOR” votes will be elected, even if those votes are less than a majority of shares present and entitled to vote. Votes “WITHHELD” are not counted towards the tabulation of votes cast for the election of directors.

Any other proposal requires the affirmative “FOR” vote of a majority of the shares present and entitled to vote on the proposal. Note that shares that are voted “ABSTAIN” on a proposal may prevent the proposal from receiving the affirmative vote of a majority of the shares present and entitled to vote on the proposal and, therefore, have the same effect as votes “AGAINST” the proposal.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please sign and provide voting instructions for each proxy and voting instruction card you receive.

How may I obtain a separate set of proxy materials or request a single set for my household?

If you share an address with another stockholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If that is the case and you wish to receive a separate set of proxy materials for this meeting, please request the separate set by contacting our transfer agent, American Stock Transfer & Trust Company, in writing at 6201 15th Avenue, Brooklyn, New York 11219, Attention: Shareholder Services, by telephone at (800) 937-5449, or by email to shareholders@amstock.com. Our transfer agent will then deliver the additional set of proxy materials promptly. You may also contact our transfer agent in the same fashion to give notice that you wish to receive a separate set of proxy materials in the future.

Similarly, if you share an address with another stockholder and have received multiple sets of our proxy materials, you may contact our transfer agent in the same manner set forth above to request delivery of a single set of these materials in the future.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the annual meeting and publish final results in a current report on Form 8-K filed with the Securities and Exchange Commission within four business days after the annual meeting. You may access this report at www.sec.gov.

What happens if additional proposals are presented at the meeting?

Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen circumstance a nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by the Board of Directors.

Must a minimum number of stockholders vote or be present at the annual meeting?

Unless a quorum is present at the annual meeting, no action may be taken at the annual meeting except to adjourn it until a later time. Our bylaws provide that a majority of all of the shares of our stock entitled to vote, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” on any proposal, as well as broker non-votes, will be treated as being present and entitled to vote for purposes of establishing a quorum.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors.

Who will bear the cost of soliciting votes for the meeting?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may also hire our transfer agent (American Stock Transfer & Trust Company) or another proxy solicitor to assist us in the distribution of proxy materials and the solicitation of votes. We will pay any proxy solicitor a reasonable and customary fee plus expenses for those services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our beneficial stockholders.

PROPOSAL 1—ELECTION OF DIRECTORS

You are being asked to elect Mr. Charles C. Baker, Ms. Elisabeth H. DeMarse and Mr. Donald F. Wood as the Class I directors, each to serve for a term of three years expiring on the date of our 2014 annual meeting of stockholders or until his or her successor is duly elected and qualified.

Terms of directors

We have a classified Board of Directors, with overlapping terms of office. The current term for the Class I directors expires at this annual meeting, but if each of Mr. Baker, Ms. DeMarse and Mr. Wood, our nominees, are duly elected by you, the term of his or her office will expire at our 2014 annual meeting, or when his or her successor is duly elected and qualified. The term for the Class II directors expires at the 2012 annual meeting, and the term for the Class III director expires at the 2013 annual meeting. Each director serves for a three-year term (or the remainder of a three-year term when the director is filling a vacancy) or until his or her successor is duly elected and qualified. When a director is appointed by the Board of Directors to fill a vacancy in a class, he or she is appointed for the remainder of the three-year term of that class but is required to stand for election at the Company’s annual meeting of stockholders in the year following his or her appointment.

Our Board of Directors currently consists of six members: three who are Class I directors, one who is a Class II director and two who are Class III directors. Our Board of Directors currently has no vacant seats. Our Board of Directors has determined that each of its current members, except for Mr. Baker, is independent within the meaning of The NASDAQ Stock Market, Inc. independent director standards, and with respect to the members of the Audit Committee, within the meaning of the independence standards of both The NASDAQ Stock Market, Inc. and the Securities and Exchange Commission.

Election of Class I directors

The Board of Directors’ nominees for election by the stockholders as the Class I directors are Mr. Baker, Ms. DeMarse and Mr. Wood. Each of these persons currently serves as a Class I director with a term of office expiring at this annual meeting. Our Corporate Governance and Nominating Committee has recommended these nominations. If elected, each of the three Class I nominees will serve as a director until our 2014 annual meeting or until his or her successor is duly elected and qualified. If a nominee declines to serve, proxies may be voted for a substitute nominee as we may designate. We are not aware of any reason that these nominees would be unable or unwilling to serve.

As long as a quorum is present, the three nominees for election as the Class I directors receiving the highest number of votes “FOR” will be elected as the Class I directors. The persons named in the enclosed proxy intend to vote the shares represented by those proxies “FOR” the election of Mr. Baker, Ms. DeMarse and Mr. Wood.

The Board of Directors recommends a vote “FOR” the election of Mr. Charles C. Baker, Ms. Elisabeth H. DeMarse and Mr. Donald F. Wood as the Class I directors, each to serve for a term of three years expiring on the date of our 2014 annual meeting of stockholders or until his or her successor is duly elected and qualified.

Directors

The following sets forth certain information concerning our directors, including the nominees for election at the 2011 annual meeting:

Name	Age	Position with the Company	Director Since
Class I Director Nominees (terms expire at 2011 annual meeting):
Charles C. Baker	44	Director, Chief Executive Officer and President	2010
Elisabeth H. DeMarse(1,2)	57	Director	2005
Donald F. Wood(3)	56	Director, Chairman of the Board	1999
Class II Director (term expires at 2012 annual meeting):
Robert C. Kagle(2,3)	55	Director	1999
Class III Directors (terms expire at 2013 annual meeting):
Stanley M. Koonce, Jr.(1)	62	Director	2004
Gary A. Wetsel(1A,3)	65	Director	2007

(1)	Member of the Audit Committee.

(1A)	Member of the Audit Committee and audit committee financial expert.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

Charles C. (Lanny) Baker has served as our Chief Executive Officer and President and a member of our Board of Directors since October 2010. From December 2008 until October 2010, Mr. Baker served as our Executive Vice President and Chief Financial Officer. From March 2005 to June 2007, Mr. Baker served as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., an online recruitment services company. From June 1993 to March 2005, Mr. Baker served in positions of increasing responsibility in the Equity Research department at Smith Barney, a division of Citigroup, Inc., serving as Managing Director from January 2000 to March 2005. Prior to joining Smith Barney, Mr. Baker spent two years as an Equity Research Analyst at Morgan Stanley & Co. and two years in research assistant positions at Donaldson, Lufkin & Jenrette. Mr. Baker has served on the board of directors of The Knot, Inc., a life stages media company targeting couples planning their weddings and future lives together, since November 2005, and he is currently the chair of its audit committee and its nominating and corporate governance committee. Mr. Baker holds a Bachelor of Arts degree in history from Yale College.

Elisabeth H. DeMarse has served on our Board of Directors since July 2005. Ms. DeMarse has served as Chief Executive Officer of Newser, an online news service, since October 2010. From November 2006 until its acquisition by Bankrate, Inc. in August 2010, Ms. DeMarse served as Chief Executive Officer and President of CreditCards.com, an internet financial services company. From December 2005 to October 2006, Ms. DeMarse served as CEO-in-Residence of Austin Ventures. From April 2000 until June 2004, Ms. DeMarse served as President and Chief Executive Officer of Bankrate, Inc., an internet financial services company. From 1998 to 2000, Ms. DeMarse served as Executive Vice President of Hoover’s Online, Inc., an internet financial services company. Prior to joining Hoover’s, Ms. DeMarse served for ten years as a senior executive in a variety of roles at Bloomberg L.P., a financial services organization. Ms. DeMarse is a certified member of the National Association of Corporate Directors. Ms. DeMarse has served on the board of directors of InsWeb Corporation, an operator of an online insurance marketplace, since January 2011. Previously, Ms. DeMarse served on the boards of directors of Heska Corporation, a seller of advanced veterinary diagnostic and specialty products, from August 2004 to June 2007, of Stockgroup, an internet source for financial data and news, from August 2005 to June 2007, of YP Corp., an online telephone directory, from January 2006 to August 2007, and of EDGAR-Online,

Inc., an internet source for filings with the Securities and Exchange Commission, from October 2004 to November 2010. Ms. DeMarse holds a Masters of Business Administration degree from Harvard Business School and a Bachelor of Arts degree in history cum laude from Wellesley College.

Donald F. Wood has served on our Board of Directors since July 1999 and was appointed Chairman of the Board of Directors in May 2006. Mr. Wood has been a Managing Director of Draper Fisher Jurvetson since September 2006 and a Managing Member of Vanguard Ventures since February 1998. Mr. Wood holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Arts degree in economics from Stanford University.

Robert C. Kagle has served on our Board of Directors since November 1999. Mr. Kagle has been a General Partner of Benchmark Capital since its founding in May 1995 and a General Partner of Technology Venture Investors since January 1984. Mr. Kagle has served on the board of directors of Zipcar, Inc., the operator of the world’s leading car sharing network, since July 2005. Previously, Mr. Kagle served on the boards of directors of Jamba, Inc. and its predecessor from 1994 to August 2009, of eBay Inc. from June 1997 to June 2007, and of E-LOAN, Inc. from January 1998 to its acquisition by Popular, Inc. in late 2005. Mr. Kagle holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Science degree in electrical and mechanical engineering from the General Motors Institute (renamed Kettering University in January 1998).

Stanley M. (Mack) Koonce, Jr. has served on our Board of Directors since May 2004. Mr. Koonce has been the Executive Vice President and Chief Operating Officer of Big Brothers Big Sisters of America, a youth mentoring organization, since June 2002. From April 2001 to April 2002, Mr. Koonce was President and Chief Executive Officer of Venue Ticket Exchange, a sports ticketing company. From September 2000 to May 2002, Mr. Koonce was Chairman of AIVIA, a software and web development company. Mr. Koonce holds a Masters of Business Administration degree and a Bachelor of Science degree in mathematics from the University of North Carolina at Chapel Hill.

Gary A. Wetsel has served on our Board of Directors since May 2007. Mr. Wetsel is an independent consultant. From April 2002 to December 2004, Mr. Wetsel served as Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer of Aspect Communications Corporation, a provider of enterprise customer contact solutions, where he remained as a consultant until his retirement in March 2005. Mr. Wetsel has held senior executive positions with several other high-tech companies, including serving as Vice President and Chief Financial Officer of Zhone Technologies, Inc., President and Chief Executive Officer of WarpSpeed Communications Corp., Executive Vice President and Chief Operating Officer of Wyse Technology, Inc., President and Chief Executive Officer of Borland International, Inc., Executive Vice President and Chief Financial Officer of Octel Communications Corporation and Vice President and Chief Financial Officer of Ungermann-Bass, Inc. Mr. Wetsel also has over eleven years of experience in public accounting, including seven years with KPMG. Mr. Wetsel was a member of the boards of directors of LookSmart Ltd., an online advertising and technology company, from September 2004 until November 2006, where he chaired the audit committee, and of Blue Martini Software, Inc., a provider of software designed to optimize sales, from March 2004 until its acquisition in May 2005, where he also served on the audit committee. Mr. Wetsel is a Certified Public Accountant (inactive) and holds a Bachelor of Science degree in accounting from Bentley University. Based in part on Mr. Wetsel’s background, experience, and expertise, our Board of Directors has determined that Mr. Wetsel is an audit committee financial expert within the meaning of the Securities and Exchange Commission standards relating to audit committees.

Board committees

Our Board of Directors has standing Audit, Compensation, and Corporate Governance and Nominating Committees. Each of these committees is governed by a written charter that is available, along with a copy of our Corporate Governance Guidelines, on our website at www.ziprealty.com under “Investor Relations—Corporate Governance—Governance Documents.”

Audit Committee. Our Audit Committee consists of Mr. Wetsel (chair), Ms. DeMarse and Mr. Koonce. Our Board of Directors has determined that each of these persons is independent within the meaning of the Securities and Exchange Commission and The NASDAQ Stock Market, Inc. independent director standards. Our Board of Directors has further determined that Mr. Wetsel is an audit committee financial expert within the meaning of the Securities and Exchange Commission standards. This committee met five times in 2010. This committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

•	selecting and hiring our independent auditors;

•	evaluating and providing guidance with respect to the external audit and qualifications, independence and performance of our independent auditors;

•	pre-approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing management’s report on its assessment of the effectiveness of our internal controls and our significant accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	providing the report that the Securities and Exchange Commission requires to be included in our annual proxy statement;

•	reviewing our risk management policies, including our investment policies and performance for cash and short-term investments; and

•

reviewing and monitoring compliance with our Code of Business Conduct and Ethics, a copy of which is available on our website at www.ziprealty.com under “Investor Relations—Corporate Governance—Governance Documents.”

Compensation Committee. Our Compensation Committee consists of Mr. Kagle (chair) and Ms. DeMarse. Our Board of Directors has determined that each of these persons is independent within the meaning of The NASDAQ Stock Market, Inc. independent director standards. This committee met nine times in 2010. This committee’s purpose is to assist our Board of Directors in determining the development plans and compensation for our senior management and directors. This committee’s responsibilities include:

•	reviewing and approving compensation and benefit plans for our executive officers;

•	setting performance goals for our officers and reviewing their performance against these goals;

•	evaluating the competitiveness of our executive compensation plans;

•	reviewing and recommending compensation for members of our Board of Directors and committees thereof; and

•	preparing the report that the Securities and Exchange Commission requires to be included in our annual proxy statement.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee consists of Messrs. Wood (chair), Kagle and Wetsel. Our Board of Directors has determined that each of these persons is independent within the meaning of The NASDAQ Stock Market, Inc. independent director standards. This committee met two times in 2010. This committee’s purpose is to assist our Board of Directors by identifying individuals qualified to become members of our Board of Directors, consistent with criteria set by our Board of Directors, and to develop our corporate governance principles. This committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering our policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	overseeing our Board of Directors’ periodic evaluation process;

•	reviewing our corporate governance principles and providing recommendations to the Board of Directors regarding possible changes;

•	periodically reviewing executive succession plans; and

•	reviewing and approving related party transactions.

Board leadership

As noted above, our Corporate Governance and Nominating Committee is responsible for evaluating the membership, structure and governance of our Board of Directors and its committees and making related recommendations to our Board of Directors. At the recommendation of this committee, our Board of Directors has adopted Corporate Governance Guidelines, which were designed primarily to assist our Board of Directors in carrying out its corporate governance responsibilities. A copy of the Corporate Governance Guidelines is available at www.ziprealty.com under “Investor Relations—Corporate Governance—Governance Documents.” As stated in the Corporate Governance Guidelines, our Board of Directors does not have a policy at this time on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate. At present, those roles are separate, with Mr. Wood serving as our Chairman of the Board and Mr. Baker serving as our Chief Executive Officer and President. With the exception of Mr. Baker, all current members of our Board of Directors, including Mr. Wood, are independent directors under The NASDAQ Stock Market, Inc. independent director standards; see “Director independence” beginning on page 12 of this proxy statement. The Corporate Governance and Nominating Committee believes this leadership structure is the most appropriate structure at this time because of the unique and outside perspectives that independent directors, including an independent Chairman of the Board, bring to the discussions and deliberations of the Board of Directors.

Board risk oversight

Our Board of Directors is responsible for overseeing our risk management process, with our management responsible for day-to-day risk management. Management’s operational and strategic presentations to our directors include consideration of the challenges and risks to our business, and our directors and management actively engage in discussions on these topics. As described under “Board committees—Audit Committee” on page 8 of this proxy statement, our Board of Directors has delegated to our Audit Committee responsibility for reviewing the Company’s risk management policies, including our investment policies and performance for cash and short-term investments. This committee also oversees and monitors the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, and it reviews and monitors compliance with our Code of Business Conduct and Ethics. Management periodically reviews the potential for risk exposure with this committee, as well as the potential for insurance coverage against such exposure. This committee, together with management, reports to the Board of Directors on these discussions as deemed warranted, and in connection with the Company’s annual negotiations for insurance coverage.

Identifying and evaluating director nominees

Qualifications. We have no stated minimum criteria for director nominees. The Corporate Governance and Nominating Committee does, however, seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. This committee may also consider other factors such as issues of character, judgment, independence, diversity, age, expertise, corporate experience, length of service and other commitments, and the general needs of the Board of Directors, in accordance with the charter of this committee and with the Company’s Corporate Governance Guidelines, a copy of which is available at www.ziprealty.com under “Investor Relations—Corporate Governance—Governance Documents.” This committee considers the skills and experience of candidates in the context of the needs of the full Board of Directors, including the diversity of the candidates’ skills and experience in areas that are relevant to the Company’s business and activities such as operations, finance, marketing and sales. This committee believes it appropriate that at least one member of our Board of Directors meet the criteria for an audit committee financial expert as defined by the rules of the Securities and Exchange Commission, and that a majority of the members of our Board of Directors meet the independent director standards of The NASDAQ Stock Market, Inc.

This committee also believes it may be appropriate for certain members of our management, in particular our Chief Executive Officer, to participate as a member of our Board of Directors. Accordingly, Mr. Baker, our Chief Executive Officer and President, was selected for membership on our Board of Directors. Prior to that time, Mr. Baker served as our Executive Vice President and Chief Financial Officer for nearly two years, where he gained a deep understanding of our business model. Mr. Baker also has extensive business leadership and financial experience from his previous positions as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., and as Managing Director at Smith Barney, a division of Citigroup. In addition, Mr. Baker has board experience as a director of The Knot, Inc., where he has served as chair of the audit committee and the nominating and corporate governance committee.

Our current non-employee directors represent a diverse group of leaders in their respective fields, and they all have experience serving on the boards of directors of other companies. These attributes provide an understanding of different business challenges and strategies. Our Corporate Governance and Nominating Committee nominated our non-employee directors for membership on our Board of Directors because of the leadership experiences, diverse professional skills and other experiences described below, which this committee believes provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and to monitor their execution.

Ms. DeMarse:

•

Business leadership and financial experience as Chief Executive Officer of Newser, Chief Executive Officer and President of CreditCards.com, CEO-in-Residence of Austin Ventures, President and Chief Executive Officer of Bankrate, Inc. and Executive Vice President of Hoover’s Online, Inc.

•

Outside board experience as a director of EDGAR-Online, Inc., Heska Corporation, InsWeb Corporation, Stockgroup and YP Corp., as well as a private company, and professional accreditation as a certified member of the National Association of Corporate Directors

Mr. Kagle:

•	Financial and equity management experience as a General Partner of Benchmark Capital and as a General Partner of Technology Venture Investors

•	Leadership experience with various trade associations and as Chairman Emeritus of the Board of Trustees at Kettering University

•	Corporate strategy experience as a consultant with Boston Consulting Group

•	Outside board experience as a director of eBay Inc., E-LOAN, Inc., Jamba, Inc., and Zipcar, Inc., as well as various private companies

Mr. Koonce:

•	Business leadership experience as President and Chief Executive Officer of Venue Ticket Exchange and President of the Travel Services Division of CUC International

•

Operations experience as Executive Vice President and Chief Operating Officer of Big Brothers Big Sisters of America, and operations and marketing experience as Executive Vice President of Wyndham Hotels

•	Outside board experience as Chairman of AIVIA, as a director of Wyndham hotels and as a director of national and local Big Brothers Big Sisters agencies

Mr. Wetsel:

•

Business leadership and financial experience as President and Chief Executive Officer of Borland International, Inc., President and Chief Executive Officer of WarpSpeed Communications Corp., Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer of Aspect Communications Corporation, Executive Vice President and Chief Operating Officer of Wyse Technology, Inc., Executive Vice President and Chief Financial Officer of Octel Communications Corporation, Vice President and Chief Financial Officer of Zhone Technologies, Inc. and Vice President and Chief Financial Officer of Ungermann-Bass, Inc.

•	Public company accounting experience, including with KPMG, and professional accreditation as a Certified Public Accountant (inactive)

•	Outside board experience as a director of LookSmart Ltd. and Blue Martini Software, Inc., as well as several private companies

Mr. Wood:

•	Financial and equity management experience as a Managing Director of Draper Fisher Jurvetson and a Managing Member of Vanguard Ventures

•	Business leadership experience as President of Metricom, Inc.

•	Sales and marketing experience as Senior Vice President of Sales and Marketing at International Power Technology

•	Corporate strategy experience as a consultant with McKinsey and Company

•	Outside board experience as a director of various private and non-profit entities

Process. On an annual basis, the Corporate Governance and Nominating Committee reviews with the Board of Directors the qualifications sought in director candidates, the skills and characteristics of the incumbent directors, and the composition of the Board of Directors as a whole. This assessment includes a review of the incumbent directors’ qualification as independent, as well as a consideration of other qualifications and the diversity of the members’ skills and experience in the context of the needs of the Board of Directors in areas such as operations, finance, marketing and sales. During that review, the Corporate Governance and Nominating Committee, together with the Board of Directors, can assess the effectiveness of the Company’s policies with respect to membership on the Board of Directors, including its policy with respect to the consideration of diversity.

Next, the Corporate Governance and Nominating Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of our Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new, diverse perspective. If any member of such class of directors does not wish to continue in service or if this committee or the Board of Directors decides not to re-nominate a member of such class of directors for re-election, this committee identifies the desired skills and experience of a new nominee in light of the criteria described above. Current members of this committee and the Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board of Directors. Candidates may also come to the attention of this committee through management, stockholders or other persons.

The Corporate Governance and Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management.

Stockholder recommendations. Pursuant to the requirements of its charter, the Corporate Governance and Nominating Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. A copy of our bylaws has been filed with the Securities and Exchange Commission as an exhibit to our Form S-1 filed on May 20, 2004, as amended, and is available on its website at www.sec.gov, as well as on our website at www.ziprealty.com under “Investor Relations—Financial Information—SEC Filings.” Any candidates properly recommended by stockholders in accordance with the foregoing requirements will be considered in such manner as the members of our Corporate Governance and Nominating Committee deem appropriate.

Equity ownership requirements for directors

Our Board of Directors believes it to be in the best interests of the Company and its stockholders to align more closely the interests of stockholders and non-employee directors by requiring non-employee directors to own equity in the Company. Accordingly, under our Corporate Governance Guidelines, each non-employee director is required to own a minimum number of shares of common stock of the Company depending on his or her length of service as a director. Specifically, each non-employee director is required to own: (i) by the later of the first anniversary of joining the Board of Directors and December 11, 2009, and for the year thereafter, at least 500 shares, (ii) by the later of the second anniversary of joining the Board of Directors and December 11, 2010, and for the year thereafter, at least 750 shares, and (iii) by and after the later of the third anniversary of joining the Board of Directors and December 12, 2011, at least 1,000 shares. Such shares must be owned within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, with the exception that shares subject to stock options and other rights to acquire stock will not be deemed to be shares owned until such options or other rights are exercised. The Company reserves the right to adjust these stock ownership requirements in connection with any stock split, business combination or other event. Upon the request of any non-employee director to have those stock ownership requirements waived with respect to him or her due to hardship or a requirement to comply with a court order, this committee will consider such request and may make such waivers as it deems appropriate under the circumstances.

Director independence

The Board of Directors has adopted standards concerning director independence which meet the independence standards of The NASDAQ Stock Market, Inc. and, with respect to the Audit Committee, the rules of the Securities and Exchange Commission.

The Company’s General Counsel, the Corporate Governance and Nominating Committee and the Board of Directors are involved in the process of determining the independence of acting directors and director nominees. The General Counsel solicits relevant information from directors and director nominees via a questionnaire, which covers material relationships, compensatory arrangements, employment and any affiliation with the Company, and which the directors complete and return to the General Counsel. In addition to reviewing information provided in the questionnaire, the General Counsel asks the Company’s executive officers on an annual basis regarding their awareness of any existing or currently proposed transactions, arrangements or understandings involving the Company in which any director or director nominee (or any of his or her immediate family members) has or will have a direct or indirect material interest. The General Counsel shares her findings with the Corporate Governance and Nominating Committee and the Board of Directors regarding The NASDAQ Stock Market, Inc. and Securities and Exchange Commission independence requirements and any information regarding the director or director nominee that suggests that such individual is not independent. The Board of Directors discusses all relevant issues, including consideration of any transactions, relationships or arrangements required to be disclosed under Item 404(a) of Regulation S-K, prior to making a determination with respect to the independence of each director.

For example, one of our directors, Mr. Kagle, is a managing member of Benchmark Capital, one of our largest stockholders. A Benchmark Capital fund is an investor in Zillow.com, Inc. (“Zillow”), and another Benchmark Capital managing member serves on the board of directors of Zillow. Zillow operates a website that provides residential real estate information to consumers. We advertise through Zillow on a regular basis pursuant to an agreement negotiated on an arm’s-length basis. After due inquiry, our Board of Directors has not found any conflict of interest regarding this relationship due to the nature of the respective businesses of ZipRealty and Zillow, nor any basis to find Mr. Kagle not independent. Also, given the nature of the relationship among Mr. Kagle, Benchmark Capital and Zillow, our Board of Directors has not found any direct or indirect material interest by Mr. Kagle in our transactions with Zillow. In addition, Mr. Wood, our Chairman of the Board, is a managing director of Draper Fisher Jurvetson, which has a fund that is an investor in Redfin Corporation (“Redfin”), an on-line real estate company. Redfin is a competitor of ours. After due inquiry, our Board of Directors has not found any conflict of interest regarding this relationship, nor any basis to find that Mr. Wood is not independent. Further, both Mr. Kagle and Mr. Wood are affiliated with funds that beneficially own approximately 20% and 11%, respectively, of the Company’s stock; see “Security Ownership by our Directors, Officers and Principal Stockholders” beginning on page 17 of this proxy statement. After due inquiry, our Board of Directors has not found any conflict of interest regarding these affiliations, nor any basis to find that either Mr. Kagle or Mr. Wood is not independent because of his respective affiliations.

Based on the review described above, our Board of Directors has affirmatively determined that:

•	Charles C. Baker is not independent under The NASDAQ Stock Market, Inc. independent director standards by virtue of his current position as Chief Executive Officer and President of the Company.

•

The remaining directors of the Company, who represent a majority of the Board of Directors, are independent under The NASDAQ Stock Market, Inc. independent director standards. These persons are Elisabeth H. DeMarse, Robert C. Kagle, Stanley M. Koonce, Jr., Gary A. Wetsel and Donald F. Wood.

•

All members of the Audit, Compensation and Corporate Governance and Nominating Committees are independent under The NASDAQ Stock Market, Inc. independent director standards and, in the case of the Audit Committee, the Securities and Exchange Commission standard.

Other than as described above, in 2010, there were no transactions, relationships or arrangements not disclosed as related person transactions that were evaluated by our Board of Directors in determining that the applicable independence standards were met by each of our directors.

Director attendance at meetings

Board and committee meetings. Our Board of Directors met four times in 2010. No director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board of Directors in 2010 while he or she served on the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served in 2010 while he or she served on those committees.

Annual meeting of stockholders. We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, but all directors are strongly encouraged to make every effort to attend each annual meeting of stockholders. To this end, we make every effort to schedule our annual meeting of stockholders at a time and date that will maximize attendance by our directors, taking into account the directors’ schedules. Accordingly, we have scheduled a meeting of the Board of Directors immediately to follow our 2011 annual meeting of stockholders on the same date and in the same location. Our annual meeting of stockholders for fiscal year 2010 was attended by five of our six directors then in office.

Executive sessions. The policy of the Board of Directors is to have regularly scheduled executive sessions of independent directors. Such meetings generally occur on a quarterly basis. During each such session, an independent director chairs the executive session and bears such further responsibilities that the independent directors as a whole might designate from time to time.

Contacting our directors

Any stockholder who desires to contact any members of our Board of Directors can write to the following address: Board of Directors, c/o Secretary, ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. Communications received in writing will be collected, organized and processed by our Secretary, who will distribute the communications to the members of the Board of Directors as deemed appropriate depending on the facts and circumstances outlined in the communication received. Where the nature of a communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or the Company’s management or independent advisors, as the Secretary considers appropriate. It is our Secretary’s practice to inform our Board of Directors of all communications on a regular basis, which typically occurs at each quarterly, regularly scheduled meeting of the Board of Directors.

Director compensation

Cash awards. Our non-employee directors are compensated in accordance with the terms of our Director Compensation Policy, a copy of which can be found on our website at www.ziprealty.com under “Investor Relations—Corporate Governance—Governance Documents.” Each of our non-employee directors receives an annual retainer of $18,000. The non-employee directors serving as the chairs of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee receive additional annual retainers of $25,000, $5,000 and $5,000, respectively. The non-employee directors serving as members but not as chairs of those committees receive an additional annual retainer of $5,000, $2,500 and $2,500, respectively, for each such committee membership. We pay these retainers on a quarterly basis. In the event a non-employee director assumes or vacates a position on our Board of Directors or one of its committees during a quarter, he or she is entitled to a prorated portion of the cash retainer for such position for that quarter based on the percentage of days in that quarter during which he or she served in that position. We also reimburse our non-employee directors for their reasonable expenses incurred in connection with attending meetings of the Board of Directors and its committees. Directors who are our employees receive no separate compensation for services rendered as directors.

Option awards. Pursuant to our 2004 Equity Incentive Plan, each non-employee director who joins our Board of Directors receives a nondiscretionary, automatic grant of an option to purchase 16,666 shares of our common stock upon joining our Board of Directors, which vests over three years in equal annual installments. In addition, on the date of each annual meeting of stockholders, each non-employee director receives an annual nondiscretionary, automatic grant of an option to purchase 6,666 shares of our common stock, which vests in full on the earlier of (i) the first anniversary of the date of grant and (ii) our next annual meeting of stockholders at which directors are elected. Vesting for both types of awards is subject to the non-employee director’s continued service to the Company through the relevant vesting date. These options do not contain provisions for acceleration of vesting or any other benefits upon a change of control.

Fiscal year 2010 awards. On May 20, 2010, in connection with our 2010 annual meeting of stockholders, each continuing non-employee director then serving on our Board of Directors received an automatic grant of an option to purchase 6,666 shares of our common stock at an exercise price of $3.49 per share, subject to the continuing director grant vesting schedule noted above. Mr. Baker received cash and equity compensation during 2010 in consideration of his service as an executive officer of the Company; see “Summary compensation table” beginning on page 21 of this proxy statement. Mr. Baker did not receive any cash or equity compensation during 2010 for his service on our Board of Directors. Other than these option awards, as well as the cash awards paid in accordance with the policy described above, no option grants, retainers or attendance fees were made or paid to any of our directors during fiscal year 2010.

The following table provides information related to the compensation of our non-employee directors in 2010:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Elisabeth H. DeMarse	25,500	10,439	35,939
Robert C. Kagle	25,500	10,439	35,939
Stanley M. Koonce, Jr.	23,000	10,439	33,439
Gary A. Wetsel	45,500	10,439	55,939
Donald F. Wood	23,000	10,439	33,439

(1)	Consists of amounts paid under the Company’s Director Compensation Policy as described above.

(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB Topic 718 relating to stock option grants for the fiscal year ended December 31, 2010, as required by the Securities and Exchange Commission for disclosure purposes in this director compensation table. The information regarding the valuation assumptions used is included in footnote 7 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2011. The non-employee directors held options to purchase the following number of shares of common stock as of December 31, 2010: Elisabeth DeMarse—49,996 shares; Robert Kagle—39,996 shares; Stanley Koonce—56,662 shares; Gary Wetsel—36,664 shares; and Donald Wood—89,996 shares. The grant date fair value was $1.566 for each of the options to purchase 6,666 shares of our common stock, at an exercise price of $3.49 per share, granted to our non-employee directors on May 20, 2010.

PROPOSAL 2—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2011. If the appointment is not ratified by our stockholders, our Audit Committee may consider whether it should take any action concerning this appointment.

Our Audit Committee has selected PwC as our independent registered public accounting firm for fiscal year 2011. PwC has served as our independent registered public accounting firm since our inception in 1999. Representatives of PwC are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from you.

The following table sets forth the approximate fees for services rendered by PwC with respect to fiscal years 2009 and 2010:

	Fiscal Year 2009	Fiscal Year 2010
Audit Fees(1)	$786,336	$687,000
Audit-related Fees(2)	—	—
Tax Fees(3)	53,950	55,346
All Other Fees(4)	1,500	1,408

Total Fees	$841,786	$743,754

(1)	Audit Fees include fees associated with the annual audit of ZipRealty’s consolidated financial statements included in the Company’s Annual Reports on Form 10-K and review of consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, fees for the audit of ZipRealty’s internal control over financial reporting related to compliance with the Sarbanes-Oxley Act of 2002, and fees for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related Fees principally include consultation services on financial reporting and internal control matters.

(3)	Tax Fees include tax compliance, tax advice and tax planning.

(4)	All Other Fees relate to an annual subscription to PwC’s online library of authoritative financial reporting and assurance literature.

Our Audit Committee is responsible under its charter for pre-approving (or designating a member to pre-approve) audit and non-audit services provided to us by PwC (or subsequently approving non-audit services when subsequent approval is necessary and permissible). In fiscal year 2010, the Audit Committee pre-approved all audit and non-audit services provided to us by PwC, including all fees described in the table above, and no PwC non-audit services have been subsequently approved pursuant to 17 CFR 210.2-01(c)(7)(i)(C). The Audit Committee has delegated to its chair the ability to pre-approve miscellaneous services to be provided by PwC in an aggregate amount not to exceed $10,000, and for audit and tax related individual projects up to $15,000, as long as the chair presents such pre-approval to the full committee for ratification at its next meeting.

As long as a quorum is present, the proposal will be approved if it receives the affirmative “FOR” vote of a majority of the shares present and entitled to vote on the proposal. The persons named in the enclosed proxy intend to vote the shares represented by those proxies in favor of this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

TRANSACTION OF OTHER BUSINESS

We know of no other proposals to be presented at the meeting. If any other proposal is presented properly, the shares represented by the proxies we receive will be voted according to the instructions of the persons named in the proxies. It is the intention of the persons named in the form of proxy to vote the shares that those proxies represent as the Board of Directors recommends.

SECURITY OWNERSHIP BY OUR DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock at April 4, 2011, for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer (as identified our “Summary compensation table” beginning on page 21 of this proxy statement);

•	each of our directors; and

•	all of our executive officers and directors as of April 4, 2011 as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculations of the percentages of beneficial ownership on 20,536,902 shares of common stock outstanding on April 4, 2011, the record date for our 2011 annual meeting of stockholders.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that were exercisable on or within 60 days of April 4, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
More than 5% stockholders:
Benchmark Capital Partners IV, L.P.(1)	4,208,386	20.5%
Passport Capital, LLC(2)	2,519,550	12.3%
Ancient Art, L.P./Teton Capital Partners, L.P.(3)	2,204,686	10.7%
Vanguard VI Venture Partners, L.L.C.(4)	2,190,028	10.7%
Juan F. Mini(5)	1,376,199	6.7%
Phillip A. Lamoreaux(6)	1,124,273	5.5%

Directors and named executive officers:
Charles C. Baker(7)	352,332	1.7%
Joseph Patrick Lashinsky(8)	311,118	1.5%
David A. Rector(9)	183,142	*
Genevieve C. Combes(10)	183,977	*
Elisabeth H. DeMarse(11)	50,746	*
Robert C. Kagle(12)	4,248,382	20.6%
Stanley M. Koonce, Jr.(13)	73,662	*
Gary A. Wetsel(14)	54,164	*
Donald F. Wood(15)	2,299,836	11.1%
All directors and executive officers as a group (13 people)(16)	7,794,341	35.9%

(1)	These shares are held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P. and individuals currently or formerly affiliated with these funds. Benchmark Capital Partners IV, L.P. disclaims beneficial ownership of those shares it holds as nominee, but for which it does not exercise voting or dispositive power. Mr. Kagle, who is one of our directors, is a managing member of Benchmark Capital Management Co. IV, L.L.C., which is the general partner of Benchmark Capital Partners IV, L.P. Each of the managing members of Benchmark Capital Management Co. IV, L.L.C., including Mr. Kagle, has disclaimed beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein. The address of these funds is c/o Benchmark Capital Partners, 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(2)	Based on information contained in a Schedule 13G/A filed February 14, 2011. These shares are held for or by a British Virgin Islands company known as Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A – Global Strategy (the “Fund”). Passport Capital, LLC, a Delaware limited liability company (“Passport Capital”), is the investment manager to the Fund. John Burbank is the sole managing member of Passport Capital. As a result, each of Passport Capital and Mr. Burbank may be considered to share the power to vote or to dispose of the shares owned of record by the Fund. The address of these entities and Mr. Burbank is c/o Passport Capital, 30 Hotaling Place, Suite 300, San Francisco, CA 94111.

(3)	Based on information contained in a Schedule 13G/A filed October 8, 2010. These shares are held by Teton Capital Partners, L.P. (the “Fund”). Shared power to vote and dispose of these shares is held by Ancient Art, L.P., as the investment manager to the Fund, Whitney, L.P., as the general partner of the Fund, Trango II, L.L.C., as the general partner of both Ancient Art and Whitney, and Quincy J. Lee, the principal of Trango II. All of these entities are Texas entities. The address for these entities and Mr. Lee is 610 West 5th Street, Suite 600, Austin, TX 78701.

(4)	Includes 2,032,261 shares held by Vanguard VI, L.P., 84,047 shares held by Vanguard VI Affiliates Fund, L.P. and 73,720 shares held by Vanguard VI Annex Fund, L.P. Vanguard VI Venture Partners, L.L.C. (“VVP”), which is the general partner of these funds, as well as its managing members, Jack M. Gill, Robert D. Ulrich and Donald F. Wood, may be deemed to have beneficial ownership of the shares held by these funds. Each of VVP, Mr. Gill, Mr. Ulrich and Mr. Wood, who is one of our directors, has disclaimed beneficial ownership of the shares held by these funds except to the extent of its pecuniary interest therein. The address of these funds is c/o Vanguard Ventures, P.O. Box 20068, San Jose, CA 95160.

(5)	Includes approximately 532,000 shares held by Mr. Mini individually and 844,199 shares held by Iverson Financial Corp. Mr. Mini is a director of Iverson Financial Corp., which is controlled by members of his family, and his address is 881 Ocean Drive, Apt. 26-H, Key Biscayne, FL 33149.

(6)	Based on information contained in a Schedule 13G/A filed February 14, 2011. Includes 979,955 shares beneficially owned by Lamoreaux Capital Management, LLC, which is a registered investment adviser whose clients have the right to receive or direct the receipt of proceeds from the sale of these shares. Mr. Lamoreaux is the manager of the LLC and shares beneficial ownership of these shares. Also includes 144,318 shares held by Mr. Lamoreaux, of which he is the sole beneficial owner. The address of Lamoreaux Partners (which is the owner of record of some of the shares), the LLC and Mr. Lamoreaux is 1505 Bridgeway, Suite 125, Sausalito, CA 94965.

(7)	Includes 122,645 shares held without restriction, 6,250 shares of restricted stock that vest on April 1, 2012, with vesting subject to Mr. Baker’s continued employment with the Company, and 223,437 shares issuable upon exercise of options that are exercisable within 60 days of April 4, 2011.

(8)	Includes 139,912 shares held without restriction and 171,206 shares issuable upon exercise of options that are exercisable within 60 days of April 4, 2011. Mr. Lashinsky resigned from the Company effective October 1, 2010.

(9)	Includes 8,965 shares held without restriction, 2,000 shares of restricted stock that vest on April 1, 2012, with vesting subject to Mr. Rector’s continued employment with the Company, and 172,177 shares issuable upon exercise of options that are exercisable within 60 days of April 4, 2011.

(10)	Includes 14,424 shares held without restriction, 4,000 shares of restricted stock that vest on April 1, 2012, with vesting subject to Ms. Combes’s continued employment with the Company, and 165,553 shares issuable upon exercise of options that are exercisable within 60 days of April 4, 2011.

(11)	Includes 49,996 shares issuable upon exercise of options that are exercisable within 60 days of April 4, 2011.

(12)	Includes 39,996 shares issuable upon exercise of options held by Mr. Kagle that are exercisable within 60 days of April 4, 2011. Also includes shares described in footnote (1) above, subject to the disclaimer noted therein, which include, among other shares, 26,123 shares beneficially owned by Mr. Kagle and his family trusts for which Mr. Kagle may be deemed to have sole voting and dispositive power.

(13)	Includes 56,662 shares issuable upon exercise of options that are exercisable within 60 days of April 4, 2011.

(14)	Includes 36,664 shares issuable upon exercise of options that are exercisable within 60 days of April 4, 2011.

(15)	Includes 19,812 shares held by Mr. Wood individually and 89,996 shares issuable upon exercise of options held by Mr. Wood that are exercisable within 60 days of April 4, 2011. Also includes shares described in footnote (4) above.

(16)	Includes 6,599,510 shares held without restriction, 12,250 shares of restricted stock and 834,481 shares subject to options exercisable within 60 days of April 4, 2011, which are noted in the above footnotes for our directors and named executive officers other than Mr. Lashinsky, whose employment terminated October 1, 2010. Also includes the following equity rights held by our other executive officers: 23,107 shares held without restriction, 7,500 shares of restricted stock that vest on April 1, 2012, with vesting subject to the relevant executive’s continued employment with the Company, and 317,493 shares issuable upon exercise of options that are exercisable within 60 days of April 4, 2011.

Rule 10b5-1 trading plans

Our Insider Trading Compliance Program allows directors, officers and other employees covered under the program to establish, under limited circumstances contemplated by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, written programs that permit automatic trading of our stock or trading of our stock by an independent person (such as an investment bank) who is not aware of material inside information at the time of the trade. As of the filing date of this report, our officers have adopted Rule 10b5-1 trading plans under which a total of about 195,000 shares may be sold in the future. Sales under those plans will be made at various dates and prices, subject to the terms of the plans. Our other directors, officers and employees may establish such programs.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and any person who owns more than ten percent (10%) of our shares of common stock to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and with us. Based on our review of copies of forms and written representations, we believe that all of our officers, directors and greater than ten percent (10%) stockholders complied on a timely basis with the filing requirements applicable to them for the year ended December 31, 2010, except as follows: On April 5, 2011, Ms. DeMarse filed a Form 4 to report a purchase of 250 shares of common stock on November 9, 2010.

SIGNIFICANT RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS, OFFICERS OR

PRINCIPAL STOCKHOLDERS

We describe below transactions and series of similar transactions, since January 1, 2009, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, director nominee, executive officer, or holder of more than 5% of our common stock, or any member of his or her immediate family, had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Indemnification agreements with officers and directors

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with our directors and with our officers with a title of Vice President or higher, and we intend to do so with respect to such officers and directors in the future. The Company’s charter documents also protect each of its directors, to the fullest extent permitted by the Delaware General Corporation Law, from personal liability to the Company and its stockholders from monetary damages for a breach of fiduciary duty as a director.

Review of related party transactions

Pursuant to our Code of Business Conduct and Ethics and our Corporate Governance and Nominating Committee Charter, our Board of Directors and our Corporate Governance and Nominating Committee must review and approve any transaction in which the Company is a participant and in which any director, director nominee, executive officer or holder of 5% or more of the Company’s common stock has or will have a direct or indirect material interest, including by virtue of immediate family members. Since January 1, 2009, the Company has not been a participant in any transaction with a related person other than the agreements and relationships described above, or as may be described in the “Summary compensation table” beginning on page 21 of this proxy statement.

COMPENSATION AND OTHER INFORMATION CONCERNING OFFICERS

Procedures for determining compensation

Our Compensation Committee is responsible for reviewing the performance of our management in achieving the Company’s corporate and financial objectives and overseeing that our management is compensated fairly and consistently with our compensation philosophy. Toward those ends, the Committee, with input from our Chief Executive Officer and surveys prepared by outside compensation consultants, oversees our compensation, equity and employee benefit plans and programs.

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. On occasion, the Committee has engaged compensation consultants to evaluate peer groups and assist the Company with consideration and analysis of potential employee incentive programs. Most recently, in late 2009, the Committee engaged Compensia to assist the Company with its consideration and analysis of executive compensation programs for fiscal year 2010. The Committee determined the nature and scope of Compensia’s engagement, which included (i) reviewing the Company’s executive compensation guiding principles; (ii) analyzing, both qualitatively and quantitatively, relevant data regarding executive compensation levels, practices and performance at other companies used for benchmarking purposes; (iii) providing an executive compensation assessment and pay-for-performance analysis; and (iv) presenting a detailed executive compensation analysis. The Committee considered the information provided by Compensia in determining 2010 compensation for our executive officers.

Summary compensation table

The following table sets forth information regarding compensation earned in 2009 and 2010 by our Chief Executive Officer, our former Chief Executive Officer, and our two other most highly compensated executives in 2010 who were employed at the end of fiscal year 2010 (these individuals are collectively referred to as our “named executive officers”):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Charles C. Baker(4)	2010	309,000	72,049	(5)	667,195		0	1,851		1,050,095
Chief Executive Officer and President	2009	300,000	27,480	(6)	0		61,200	37,163	(7)	425,843

Joseph Patrick Lashinsky	2010	301,539	(52,925	)(9)	438,469	(10)	0	179,965	(11)	867,048
Former Chief Executive Officer and President (8)	2009	379,167	119,807	(6)	170,543	(12)	122,345	1,908		793,770

David A. Rector	2010	265,000	25,896	(5)	46,660		0	7,546		345,102
Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Controller (13)	2009	265,000	31,437	(6)	76,494	(12)	35,700	3,982		412,613

Genevieve C. Combes	2010	221,850	44,749	(5)	81,655		0	2,250		350,504
Senior Vice President, Technology and Operational Strategy	2009	210,600	50,256	(6)	31,177	(12)	31,450	2,951		326,434

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 relating to restricted stock grants for the relevant fiscal years, as required by the Securities and Exchange Commission for disclosure purposes in this table. The information regarding the valuation assumptions used is included in footnote 7 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 included in the Company’s most recent Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 9, 2011.

(2)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 relating to stock option grants for the relevant fiscal years, as required by the Securities and Exchange Commission for disclosure purposes in this table. The information regarding the valuation assumptions used is included in footnote 7 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 included in the Company’s most recent Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 9, 2011.

(3)	Amounts consist of cash bonuses earned under the Company’s Management Incentive Plan for services rendered in the relevant fiscal year. These amounts were approved by the Compensation Committee of the Company’s Board of Directors in January of the following fiscal year.

(4)	Mr. Baker assumed the position of Chief Executive Officer and President effective October 2, 2010. He was previously our Executive Vice President and Chief Financial Officer.

(5)	Amounts include restricted stock awards made on January 15, 2010 under the Company’s 2009 Management Incentive Plan for services rendered in the full fiscal year 2009. Amounts also include restricted stock awards made on March 4, 2010 in connection with annual performance reviews.

(6)	Amounts include restricted stock awards made on February 12, 2009 in connection with annual performance reviews. Amounts also include restricted stock awards made on August 21, 2009 under the Company’s 2009 Management Incentive Plan for services rendered in the first six months of fiscal year 2009. Amounts do not include restricted stock awards made on January 15, 2010 under the Company’s 2009 Management Incentive Plan for services rendered in the full fiscal year 2009; see footnote (5) above and (9) below.

(7)	Includes $35,220 in relocation and temporary living expenses reimbursed to Mr. Baker or paid directly by the Company.

(8)	Mr. Lashinsky resigned from the Company effective October 1, 2010.

(9)	Amount includes restricted stock award made on January 15, 2010 under the Company’s 2009 Management Incentive Plan for services rendered in the full fiscal year 2009. Amount also includes a credit for the reduction in fair value of ($67,577) incurred upon the acceleration of the vesting period of restricted stock held by Mr. Lashinsky in connection with his termination of employment effective October 1, 2010.

(10)	Amount includes an increase in incremental fair value of $146,844 incurred upon the extension of the exercise of options held by Mr. Lashinsky in connection with his termination of employment effective October 1, 2010.

(11)	Includes severance of $98,462 paid to Mr. Lashinsky, PTO of $77,692 paid to Mr. Lashinsky, and COBRA of $2,049 paid on behalf of Mr. Lashinsky in connection with his resignation.

(12)	Represents the incremental fair value of options received in the Company’s 2009 voluntary stock option exchange program.

(13)	Mr. Rector was promoted to the position of Chief Financial Officer effective October 25, 2010.

Employment and severance agreements

The Company has entered into the following employment and severance agreements with our named executive officers:

Agreements with Mr. Baker. Effective October 2, 2010, Mr. Baker was promoted to the position of Chief Executive Officer and President of the Company. In connection with that promotion, the Company and Mr. Baker entered into an employment agreement, a copy of which is filed as an exhibit to our most recent Annual Report on Form 10-K. Pursuant to the agreement, Mr. Baker is entitled to receive an annual base salary of not less than $312,000, which was his base salary in effect immediately prior to his promotion, but the Compensation Committee has agreed to review Mr. Baker’s base salary at least annually and make such increases as it deems appropriate. Accordingly, in recognition of Mr. Baker’s promotion, on March 5, 2011, the Compensation Committee increased Mr. Baker’s annual base salary to $330,800 effective April 1, 2011. The agreement also contains provisions concerning future bonuses and post-termination payments, which are discussed in more detail under “Annual incentive compensation plans” below and “Post-termination protection and payments—Employment Agreements” on page 27 of this proxy statement.

The agreement superseded the terms of the Company’s previous employment agreement with Mr. Baker, which was entered into in connection with his hiring as the Company’s Executive Vice President and Chief Financial Officer effective December 2008. That previous agreement provided for an annual base salary of not less than $300,000, as well as reimbursement of expenses incurred by Mr. Baker in connection with his relocation to the San Francisco Bay area, which totaled $35,220 in fiscal year 2009. Mr. Baker’s annual base salary was increased by the Compensation Committee to $312,000 effective April 1, 2010.

Agreements with Mr. Lashinsky. Mr. Lashinsky resigned from the Company effective October 1, 2010. In connection with his resignation, Mr. Lashinsky and the Company entered into a separation agreement and release, a copy of which is filed as an exhibit to our most recent Annual Report on Form 10-K. Pursuant to the agreement, Mr. Lashinsky received severance equal to nine months of his annual base salary of $400,000, paid as follows: (i) from October 1 through December 31, 2010, the Company paid Mr. Lashinsky an amount equal to three (3) months of his annual base salary, less applicable withholding, semi-monthly in accordance with its regular payroll practices; and (ii) on April 2, 2011, the Company paid Mr. Lashinsky an amount equal to six (6) months of his annual base salary, less applicable withholding, in a single-lump sum payment. Mr. Lashinsky also received an extension of the exercise period for his vested stock options until October 1, 2013, accelerated vesting of 28,125 shares of unvested restricted stock, and payment of COBRA medical insurance premiums on behalf of Mr. Lashinsky for twelve months. The Company and Mr. Lashinsky mutually agreed to release one another from all claims and liabilities under federal and state laws arising prior to the separation date.

The agreement terminated the Company’s September 2007 employment agreement with Mr. Lashinsky, which provided for an annual base salary of not less than $350,000. Mr. Lashinsky’s annual base salary was increased by the Compensation Committee to $400,000 effective June 1, 2009.

Annual incentive compensation plans

For fiscal years 2009 and 2010, the Company’s named executive officers were eligible to receive compensation under the Company’s 2009 Management Incentive Plan and 2010 Management Incentive Plan. For fiscal year 2011, the Company’s named executive officers may be eligible to receive compensation under the Company’s 2011 Management Incentive Plan. Copies of the plans are filed as exhibits to our most recent Annual Report on Form 10-K. Under the Company’s employment agreement with Mr. Baker, for the remainder of Mr. Baker’s employment period, the Company has agreed to implement incentive bonus plans pursuant to which Mr. Baker will have the opportunity to earn a substantial percentage of his annual base salary in the form of performance-based annual cash incentive bonus payments.

2009 Management Incentive Plan. Under the Company’s 2009 Management Incentive Plan, payments could be earned for two performance periods during 2009: the mid-year performance period, meaning the first six months of the year, which represented 30% of total opportunity under the plan, and the full-year performance period, which represented 70% of total opportunity under the plan. For each performance period, payments were subject to the Company’s achievement of one of three performance levels: minimum, target and stretch. Payments could be earned as long as either the revenue hurdle or the earnings hurdle for one of the performance levels was met, with each hurdle representing 60% and 40%, respectively, of the payment opportunity at that performance level for that performance period. If the Company’s revenue or earnings performance fell between two performance levels, the plan provided that incentive payments would be adjusted pursuant to a linear calculation approved by the Compensation Committee. The plan also provided for additional incentives based on the Company exceeding profitability, the Company’s agents meeting certain productivity targets and the Company’s achievement of a target average customer service satisfaction rating. The incentives set forth in the plan were designed to be paid 100% in restricted stock for achievement in the mid-year performance period, and to be paid 15% in restricted stock and 85% in cash for achievement in the full-year performance period, with each restricted stock award to be calculated based on the closing price of the Company’s common stock on the date the Compensation Committee met to determine whether performance hurdles had been achieved and to grant any corresponding awards. Total opportunity under the plan for the achievement of the performance hurdles at the target performance levels for both performance periods was 100% of base salary for our Chief Executive Officer, 60% of base salary for our Chief Financial Officer, and 40% of base salary for the other named executive officers. Proposed payments under the plan for the Company’s achievement of the minimum performance levels were less than for the achievement of the target performance levels (33% less for Mr. Baker and 50% less for the other named executive officers). Proposed payments under the plan for the Company’s achievement of the stretch performance levels were more than for the for the achievement of the target performance levels (50% more for Mr. Lashinsky, 33% more for Mr. Baker and 100% more for the other named executive officers). Mr. Baker’s minimum, target and stretch payments as a percentage of base salary were set in accordance with the terms of his previous employment agreement.

For the six months ended June 30, 2009, the Company achieved revenues between the minimum and target performance levels. Accordingly, mid-year bonuses for our named executive officers were calculated for achievement of the revenue hurdle at the minimum performance level, and the bonuses were then adjusted upward pursuant to the linear calculation mentioned above. No other adjustments were made to the mid-year bonus calculations described above. On August 21, 2009, the Compensation Committee approved the payment of those bonuses to our named executive officers in the form of the following restricted stock awards: (i) Mr. Baker, 8,836 shares, (ii) Mr. Lashinsky, 17,864 shares, (iii) Mr. Rector, 4,737 shares, and (iv) Ms. Combes, 3,764 shares. Those awards vested as to one-half (1/2) of the shares on each of January 1, 2010 and July 1, 2010. Each of the awards was made pursuant to the terms of a Restricted Stock Award Agreement that was governed by the Company’s 2004 Equity Incentive Plan. The form of each award agreement is filed as an exhibit to our most recent Annual Report on Form 10-K.

For the full year ended December 31, 2009, the Company again achieved revenues between the minimum and target performance levels. Accordingly, full-year bonuses for our named executive officers were calculated for achievement of the revenue hurdle at the minimum performance level, and the bonuses were then adjusted upward pursuant to the linear calculation mentioned above. To reflect the fact that Mr. Lashinsky’s base salary was adjusted from $350,000 to $400,000 in mid-2009, his full-year bonus was adjusted so that the value paid in his mid-year bonus and full-year bonus, taken together, would be as if his mid-year bonus was calculated on a base salary of $350,000 and his full-year bonus was calculated on a base salary of $400,000. Otherwise, no significant adjustments were made to the full-year bonus calculations described above. On January 15, 2010, the Compensation Committee approved the payment of those bonuses to our named executive officers in the form of the following cash and restricted stock awards: (i) Mr. Baker, $61,200 cash and 2,559 shares, (i) Mr. Lashinsky, $122,345 cash and 3,472 shares, (iii) Mr. Rector, $35,700 cash and 1,492 shares, and (iv) Ms. Combes, $31,450 cash and 1,315 shares. The shares subject to each of those awards vested in full on July 1, 2010. Each of the awards was made pursuant to the terms of a Restricted Stock Award Agreement that was governed by the Company’s 2004 Equity Incentive Plan. The form of each award agreement is filed as an exhibit to our most recent Annual Report on Form 10-K.

2010 Management Incentive Plan. Under the Company’s 2010 Management Incentive Plan, payments could be earned for two performance periods during 2010: the mid-year performance period, meaning the first six months of the year, which represented 30% of total opportunity under the plan, and the full-year performance period, which represented 70% of total opportunity under the plan. In addition, if the Company’s Adjusted EBITDA (as defined in the plan) for the mid-year performance period was not break-even or better, then any mid-year incentive that otherwise would have been earned would not be not earned unless and until the Company achieved at least break-even Adjusted EBITDA for the full-year performance period. Also, if the Company’s Adjusted EBITDA for the full-year performance period was not break-even or better, then no incentive payment would be earned under the plan for either performance period.

Because the Company did not achieve break-even Adjusted EBITDA for either performance period, the Company’s named executive officers did not receive compensation under the Company’s 2010 Management Incentive Plan.

2011 Management Incentive Plan. Under the Company’s 2011 Management Incentive Plan, payments are subject to the Company’s achievement of minimum Adjusted EBITDA of at least $1 million for fiscal year 2011, with Adjusted EBITDA defined under the plan as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that we do not consider reflective of the Company’s ongoing core operating performance. Incentives earned under the plan are structured as a single annual payment to be paid in cash. Under the plan, twenty percent (20%) of all Adjusted EBITDA in excess of $1 million will be added to an incentive pool of funds, provided that the Compensation Committee has retained the discretion to determine not to fund the incentive pool. Of any funds added to the incentive pool, eighty percent (80%) will be allocated proportionally across the Company’s departments based on department size and salary levels, and the Company’s

Chief Executive Officer will have discretion to allocate the remaining twenty percent (20%) of the incentive pool to the Company’s departments based on overall department performance and contribution to Company goals. Eligible persons may earn incentive payments, calculated as a percentage of base salary, upon the Company’s achievement of one of three target levels of Adjusted EBITDA approved by the Compensation Committee. Incentive payments as a percentage of base salary for the three target levels are 15%, 50% and 100% for our Chief Executive Officer and 6%, 20% and 40% for our other executive officers, with payments subject to adjustment based on job performance and based on the Company achieving Adjusted EBITDA between target levels. Mr. Baker’s payments as a percentage of base salary for the second and third target levels were set in accordance with the terms of his employment agreement.

Other equity compensation

In addition to equity awards made under our 2009 Management Incentive Plan, our Compensation Committee approved the equity compensation awards described below to our named executive officers during fiscal years 2009 and 2010 and to date during fiscal year 2011. All equity awards were made under our 2004 Equity Incentive Plan, and vesting of all equity awards is subject to the named executive officer remaining employed by or in a service relationship with the Company. Stock option awards vest monthly over a four-year period, with an initial one-year “cliff” vesting of one-fourth (1/4) of the award, and their exercise price equals the fair market value (the closing price on The NASDAQ Stock Market, Inc.) of the Company’s common stock on the date of grant. Options will therefore provide a return to the employee only if he or she remains in the Company’s service while the options vest, and then only if the market price of the Company’s common stock appreciates over the option term.

•

Grants made on February 12, 2009 in connection with annual performance reviews: Mr. Lashinsky, 25,000 shares of restricted stock; Mr. Rector, 6,500 shares of restricted stock; and Ms. Combes, 15,000 shares of restricted stock. One-half (1/2) of the shares subject to each grant vested six months after the grant date, and the remainder vested one year after the grant date. The form of these restricted stock award agreements is filed as an exhibit to our most recent Annual Report on Form 10-K.

•

Grants made on March 4, 2010 in connection with annual performance reviews: Mr. Baker, 12,500 shares of restricted stock, and a stock option for 65,000 shares; Mr. Lashinsky, a stock option for 125,000 shares; Mr. Rector, 4,000 shares of restricted stock, and a stock option for 20,000 shares; and Ms. Combes, 8,000 shares of restricted stock, and a stock option for 35,000 shares. With respect to the grants of restricted stock, one-half (1/2) of the shares subject to each grant vested on April 1, 2011, and the remainder will vest on April 1, 2012, with vesting subject to the executive’s continued employment with the Company. The form of these restricted stock award agreements is filed as an exhibit to our most recent Annual Report on Form 10-K.

•	Grant made on October 8, 2010 in connection with his promotion: Mr. Baker, a stock option for 350,000 shares.

•	Grants made on March 5, 2011 in connection with annual performance reviews: Mr. Rector, a stock option for 30,000 shares; and Ms. Combes, a stock option for 60,000 shares.

2009 voluntary stock option exchange program

In July 2009, the Company completed a voluntary stock option exchange program. Under the terms of the program, eligible employees had the right to exchange stock options having an exercise price equal to or greater than $4.59 per share for new nonqualified stock options. Eligible employees received a new option for each tendered eligible option, depending on the exercise price, in accordance with the exchange ratios as follows: for every three tendered eligible options with an exercise price of $4.59 to $7.99, two new options were issued; and for every two tendered eligible options with an exercise price of $8.00 or greater, one new option was issued. The new options vest ratably each month over 36 months. The new options were issued for a contractual term of seven years. Mr. Lashinsky, Mr. Rector and Ms. Combes all participated in the option exchange program with respect to some or all of their options, but Mr. Baker did not hold any options that were eligible for participation. For more information concerning the number of options and the fair value received by our named executive officers through the exchange program, please see the “Summary compensation table” beginning on page 21 of this proxy statement and the “Outstanding equity awards at fiscal year-end table” below.

Outstanding equity awards at fiscal year-end table

The following table provides information regarding each unexercised stock option and other outstanding equity award held by our named executive officers as of December 31, 2010:

	Option Awards(1)						Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable		Number of Shares Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		# of Shares Unvested (#)(2)	Market Value of Shares Unvested ($)(3)
Charles C. Baker	162,500	(4)	162,500	2.56	12/10/2018
	0		65,000	4.90	3/3/2020
	0		350,000	3.21	10/7/2020
							12,500	32,500
Joseph Patrick Lashinsky	30		0	0.99	10/1/2013	(5)
	171,176	(6)	0	3.20	10/1/2013	(5)
							—	—
David A. Rector	8,395		0	0.99	4/10/2012
	20,000		0	0.99	10/28/2012
	101,655	(6)	113,623	3.20	7/23/2016
	0		20,000	4.90	3/3/2020
							4,000	10,400
Genevieve C. Combes	40,000		0	5.97	8/8/2016
	37,501		2,499	7.11	3/26/2017
	29,062		15,938	4.97	5/20/2018
	29,511	(6)	32,990	3.20	7/23/2016
	0		35,000	4.90	3/3/2020
							8,000	20,800

(1)	Unless otherwise noted, option grants in this table that are not fully vested vest as to one-fourth (1/4) of the shares on the one-year anniversary of the vesting commencement date and one forty-eighth (1/48) of the shares on the first day of each calendar month thereafter.

(2)	Amounts represent shares of restricted stock granted on March 4, 2010. One-half (1/2) of the shares subject to each grant vested on April 1, 2011, and the remainder will vest on April 1, 2012, with vesting subject to the executive’s continued employment with the Company.

(3)	Based on a value of $2.60 per share, which was the closing price of the Company’s common stock on December 31, 2010.

(4)	Mr. Baker’s December 11, 2008 option was granted outside the Company’s option plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv), which exempts inducement grants to new employees from stockholder approval requirements.

(5)	Mr. Lashinsky resigned from the Company effective October 1, 2010. Pursuant to the terms of his separation agreement and release, Mr. Lashinsky’s vested options will remain exercisable until October 1, 2013.

(6)	These options were issued in the Company’s July 2009 voluntary stock option exchange program. These options vest ratably each month over 36 months. For more information, please see “2009 voluntary stock option exchange program” on page 25 as well as the “Summary compensation table” beginning on page 21 of this proxy statement.

Post-termination protection and payments

Standard Change of Control Agreements. Our Board of Directors has authorized a form of Change of Control Agreement for each of our current and future officers of a level of Vice President and above, and we have entered into this agreement with each of our named executive officers who are currently in office. The Change of Control Agreement provides that in the event the employee is terminated without cause, or is constructively terminated, within 12 months of a change of control of the Company (including a merger or sale of assets), 50% of all unvested stock rights as of such date shall become fully vested on the termination date. For this purpose, “stock rights” means all options or rights to acquire shares of our common stock, stock appreciation rights, performance units and performance shares, and includes all options issued from our 1999 Stock Plan and 2004 Equity Incentive Plan.

Employment Agreements. Terms of employment contracts and other agreements entered into between the Company and our named executive officers may also provide for post-termination protection, whether in connection with a change of control or as a result of termination of employment under other circumstances. Currently, only Mr. Baker is a party to any such agreement with the Company. Pursuant to his employment agreement, if Mr. Baker’s employment with the Company terminates other than for cause (as defined in the agreement), or Mr. Baker resigns for good reason (as defined in the agreement), then Mr. Baker will be entitled to receive severance equal to six (6) months of his then-current annual base salary, plus payment of COBRA medical insurance premiums for a period of up to six (6) months. Mr. Baker’s receipt of any post-employment payments will be subject to Mr. Baker signing a full and complete release of all claims against the Company.

The following “Audit Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for reviewing the scope and timing of audit services and any other services that ZipRealty’s independent registered public accounting firm is asked to perform, the auditor’s report on ZipRealty’s consolidated financial statements following completion of its audit, and ZipRealty’s policies and procedures with respect to internal accounting and financial controls. The Board of Directors adopted a revised written charter for the Audit Committee in March 2006, a copy of which is available on our website at www.ziprealty.com under “Investor Relations—Corporate Governance—Governance Documents.” All members of this committee are independent members of the Board of Directors within the meaning of the independent director standards of both The NASDAQ Stock Market, Inc. and the Securities and Exchange Commission.

We reviewed ZipRealty’s audited consolidated financial statements for fiscal year 2010 and discussed such statements with management. We discussed with PricewaterhouseCoopers LLP, ZipRealty’s independent registered public accounting firm during fiscal year 2010, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements. We also received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence, and we have discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions noted above, we recommended to the Board of Directors that ZipRealty’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the Audit Committee:

Gary A. Wetsel	Elisabeth H. DeMarse	Stanley M. Koonce, Jr.
Chair

March 1, 2011

STOCKHOLDER PROPOSALS

You may present proposals for inclusion in our proxy statement for consideration at our 2012 annual meeting of stockholders by submitting them in writing to our Secretary in a timely manner and in compliance with our procedures, as set forth below.

Timing. Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended, your proposal must be received by us no later than December 23, 2011 to be included in the proxy statement for our 2012 annual meeting. Any proposal submitted by you after December 23, 2011, but on or before January 22, 2012, may be eligible for consideration at next year’s annual meeting, but will not be eligible for inclusion in the proxy statement for that meeting. Any proposal received after January 22, 2012 will be considered untimely for our 2012 annual meeting, in accordance with the advance notice procedures set forth in our bylaws.

Procedures. Any stockholder proposal must be delivered in writing to our Secretary, c/o ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. The proposal must follow the procedures and meet the requirements set forth in our bylaws, which include, without limitation: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (c) the class and number of shares of the Company that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business, and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in its capacity as a proponent to a stockholder proposal. Any proposal that is not submitted in accordance with those procedures and requirements will be considered improperly brought for our 2012 annual meeting.

In addition, for your proposal to be included in the proxy statement for our 2012 annual meeting, it must comply with the provisions of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Any proposal that is not submitted in accordance with those provisions will not be eligible for inclusion in our proxy statement for our 2012 annual meeting.

By order of the Board of Directors,

Samantha E. Harnett
Secretary

April 21, 2011

ZIPREALTY, INC.

PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders.

The shares of stock you are entitled to vote will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2 and in the discretion of the proxyholders on any other matter that properly comes before the meeting.

By signing the proxy, you revoke all prior proxies and appoint David A. Rector and Samantha E. Harnett, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Stockholders to be held at Watergate Towers, 2200 Powell Street, Conference Room D, Emeryville, California 94608, on June 2, 2011, at 8:00 a.m., Local Time, or any adjournment or postponement thereof.

As described further in the enclosed proxy statement, you can submit your vote by mailing your proxy card, or you may vote in person at the annual meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

ZIPREALTY, INC.

June 2, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2011:

The notice of meeting, proxy statement and proxy card, as well as the annual report to stockholders for the year ended December 31, 2010, are available at www.ziprealty.com/investor_relations.

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

				FOR	AGAINST	ABSTAIN
1. Election of three Class I directors:			2. Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011:	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O Charles C. Baker	Class I director
	O Elisabeth H. DeMarse	Class I director
☐ WITHHOLD AUTHORITY	O Donald F. Wood	Class I director
FOR ALL NOMINEES

☐ FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.